Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Holding Company Announces 2017 Financial Guidance

ST. LOUIS, December 14, 2016—Express Scripts Holding Company (Nasdaq: ESRX) anticipates achieving adjusted earnings per diluted share1 for 2017 in the range of $6.82 to $7.02, representing growth of 7% to 10% from the midpoint of our 2016 adjusted EPS guidance range.

“Our value proposition is clear; our opportunities to help patients and payers contain healthcare costs and improve clinical outcomes have never been greater,” said Tim Wentworth, CEO and President. “As we continue to evolve our technological capabilities, expand the reach of our pharmacies, and enhance our patient experience, we believe we are well positioned to grow as a unique market force creating value and driving out waste in healthcare.”

To better reflect utilization patterns that have developed over time as we align our products and offerings to deliver greater value through both the retail and home delivery channels, the Company is revising its methodology for reporting network claims for its 2017 financial guidance and for reporting periods beginning with the year ending December 31, 2016. Specifically, the revised methodology includes an adjustment to reflect non-specialty network claims filled through our 90-day network programs. These claims are now multiplied by three, as these claims, on average, typically cover a time period three times longer than other network claims. Home delivery claims will continue to be multiplied by three, consistent with prior practice. Solely as the direct result of the revised methodology, the Company is updating its previously issued 2016 total adjusted claims guidance from a range of 1,265 million to 1,280 million to a range of 1,400 million to 1,415 million.

[1]	Throughout this press release, “earnings per diluted share” and “EPS” refer to earnings per diluted share attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

Estimated Guidance Ranges
(in millions, except per share data)	Year Ending December 31, 2017
Adjusted earnings per diluted share[1]	$6.82 to $7.02
Total adjusted claims	1,375 to 1,425[2]
EBITDA[1,3]	$7,310 to $7,510
Diluted weighted average shares outstanding during the period	580 to 600
Cash flow from operations	$4,700 to $5,200

[1]	See “Supplemental Information Regarding Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures included in this press release.
[2]	Range reflects the Company’s new claims reporting methodology described above.
[3]	“EBITDA” is earnings before income taxes, depreciation and amortization and other expense and is presented throughout this press release as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

The Company updates its previously issued 2016 EPS guidance from a range of $4.47 to $4.53 to a range of $5.28 to $5.34, driven by the previously disclosed impact from discrete tax benefits per diluted share of $0.81 related to the disposition of PolyMedica Corporation (Liberty). The Company reaffirms its previously issued 2016 full year adjusted EPS guidance range of $6.36 to $6.42 and EBITDA guidance range of $7,230 million to $7,330 million.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Supplemental Information Regarding Non-GAAP Financial Measures

The following provides supplemental information regarding the non-GAAP financial measures presented herein, including the reconciliation of such measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EPS and EBITDA are non-GAAP financial measures presented herein, are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. These non-GAAP financial measures are determined by excluding certain amounts, expenses, income or other impacts, including the impact of discrete tax items, from the corresponding financial measures determined in accordance with GAAP.

Due to the inherent difficulty of forecasting the timing and amount of certain items that would impact EPS and net income, including discrete tax items, the Company is unable to reasonably estimate the related impact of such items to EPS and net income, the GAAP financial measures most directly comparable to adjusted EPS and EBITDA, respectively. Accordingly, the Company is unable to provide a reconciliation of either adjusted EPS to EPS or EBITDA to net income. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a significant impact on the Company’s full-year 2017 GAAP financial results. In 2017, amortization of intangible assets is expected to be approximately $1.54 per share.

Safe Harbor Statement

This press release contains forward-looking statements, including, but not limited to, our 2016 and 2017 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.